EXHIBIT 99.1
RICHMOND MUTUAL BANCORPORATION, INC. ANNOUNCES 2026 FIRST QUARTER FINANCIAL RESULTS
RICHMOND, INDIANA (April 23, 2026) – Richmond Mutual Bancorporation, Inc., a Maryland corporation (the “Company”) (NASDAQ: RMBI), parent company of First Bank Richmond, today reported net income of $2.8 million, or $0.28 diluted earnings per share, for the first quarter of 2026. This compares to net income of $3.4 million, or $0.35 diluted earnings per share, for the fourth quarter of 2025, and net income of $2.0 million, or $0.20 diluted earnings per share, for the first quarter of 2025.
The decrease in net income and diluted earnings per share from the fourth quarter of 2025 primarily reflects a higher provision for credit losses, a slight decline in net interest income due to two fewer calendar days in the quarter, lower noninterest income, and higher noninterest expense. The increase in net income and diluted earnings per share for the first quarter of 2026 compared to the same quarter of 2025 was primarily driven by higher net interest income resulting from an expanded net interest margin, reflecting higher asset yields and lower funding costs, as well as an increase in noninterest income, partially offset by higher noninterest expense.
Proposed Merger with The Farmers Bancorp, Frankfort, Indiana
On November 11, 2025, the Company entered into an Agreement and Plan of Merger (the “merger agreement”) with Farmers Bancorp, pursuant to which Farmers Bancorp will merge with and into the Company, with the Company as the surviving corporation (the “merger”). Immediately following the merger, The Farmers Bank will merge with and into First Bank Richmond, with First Bank Richmond as the surviving institution.
The transaction has been approved by the boards of directors of both companies, and all required regulatory approvals have been received. A special meeting of Farmers Bancorp shareholders to approve the merger agreement and related transactions is scheduled for May 26, 2026. The Company will seek shareholder approval of the issuance of its shares in the transaction at its annual meeting of shareholders to be held on May 27, 2026. The transaction is expected to be completed during the second quarter of 2026, subject to shareholder approvals and the satisfaction of customary closing conditions.
Under the terms of the merger agreement, holders of Farmers Bancorp common stock will receive 3.40 shares of Company common stock for each share of Farmers Bancorp common stock. The total value of the transaction will fluctuate based on the Company’s stock price prior to closing. Upon completion of the transaction, Farmers Bancorp shareholders are expected to own approximately 38% of the Company.
The combined company will continue to trade on the Nasdaq Capital Market under the ticker symbol “RMBI.” The holding company will operate under the name “Richmond Mutual Bancorporation, Inc.,” and the combined bank will operate under a new name to be jointly determined by the parties prior to closing. The administrative headquarters of the combined company will be located in Richmond, Indiana, and the administrative headquarters of the combined bank will be located in Frankfort, Indiana.
President’s Message
Garry Kleer, Chairman, President, and Chief Executive Officer, commented, “We had a solid quarter relative to a year ago, with earnings per share up 41% from the first quarter of 2025, driven by meaningful improvement in our net interest margin. Compared to the fourth quarter, earnings were lower, reflecting a higher provision for credit losses, modest declines in net interest income and noninterest income, and higher noninterest expense. We saw an increase in nonaccrual loans during the quarter, which we are monitoring closely and working through on a case-by-case basis. Our capital remains strong, charge-offs continue to be low, and we remain committed to the businesses and families in the communities we have served for the last 139 years. As we look ahead, we are focused on disciplined credit management and maintaining a strong, well-positioned balance sheet.”
Mr. Kleer concluded, “We also recently announced our proposed merger with Farmers Bancorp, a transaction we believe will enhance our scale, broaden our market presence, and strengthen our ability to serve customers across our combined footprint while preserving our community banking culture. We have received all required regulatory approvals, and shareholder voting is scheduled for later this quarter. As we move toward closing, we are focused on thoughtful execution and disciplined integration planning. As we move through the conversion and integration process, we expect some variability in reported earnings due to timing of expenses and realization of cost savings. We anticipate these impacts to normalize as integration activities are completed and synergies are fully realized.”

First Quarter Performance Highlights:

•Net interest income decreased $88,000, or 0.8%, to $11.4 million for the three months ended March 31, 2026, compared to $11.5 million for the quarter ended December 31, 2025, and increased $1.2 million, or 11.6%, from $10.3 million for the comparable quarter in 2025. Net income was negatively impacted in the current quarter by nonrecurring expenses of $188,000, $263,000, and $150,000 related to core processor implementation fees, fraud losses, and real estate taxes paid on a nonaccrual loan, respectively.
•Annualized net interest margin was 3.10% for the current quarter, compared to 3.11% in the preceding quarter and 2.79% for the comparable quarter in 2025.
•A provision for credit losses of $693,000 was recorded for the quarter ended March 31, 2026, compared to $409,000 for the quarter ended December 31, 2025.
•Assets totaled $1.5 billion at both March 31, 2026 and December 31, 2025.
•Loans and leases, net of allowance for credit losses, totaled $1.2 billion at both March 31, 2026 and December 31, 2025.
•Nonperforming loans and leases totaled $17.6 million, or 1.48% of total loans and leases, at March 31, 2026, compared to $17.4 million, or 1.46%, at December 31, 2025.
•The allowance for credit losses totaled $16.7 million, or 1.41% of total loans and leases outstanding, at March 31, 2026, compared to $16.5 million, or 1.38%, at December 31, 2025.
•Deposits totaled $1.1 billion at both March 31, 2026 and December 31, 2025. At March 31, 2026, noninterest-bearing deposits totaled $99.4 million, or 9.0% of total deposits, compared to $100.1 million, or 9.0%, at December 31, 2025.
•Stockholders’ equity totaled $144.9 million at March 31, 2026, compared to $145.8 million at December 31, 2025. The Company’s equity to assets ratio was 9.54% at March 31, 2026.
•Book value per share and tangible book value per share were $13.80 at March 31, 2026, compared to $13.88 per share at December 31, 2025.
•The Bank’s Tier 1 capital to total assets was 11.10% at March 31, 2026, well in excess of regulatory requirements, reflecting the Company’s strong capital position.
Income Statement Summary
Net interest income before the provision for credit losses decreased $88,000, or 0.8%, to $11.4 million in the first quarter of 2026, compared to $11.5 million in the fourth quarter of 2025, and increased $1.2 million, or 11.6%, from $10.3 million in the first quarter of 2025. The decrease from the fourth quarter of 2025 was due to a $2.4 million decrease in average net earning assets, partially offset by an increase in the average interest rate spread of three basis points. Compared to the first quarter of 2025, the increase in net interest income was due to a 32 basis point increase in the average interest rate spread and a $16.0 million increase in average net earning assets.
Interest income decreased $718,000, or 3.3%, to $21.2 million during the quarter ended March 31, 2026, compared to $21.9 million during the quarter ended December 31, 2025, and increased $294,000, or 1.4%, compared to $20.9 million during the quarter ended March 31, 2025.

Interest income on loans and leases decreased $640,000, or 3.2%, to $19.1 million for the quarter ended March 31, 2026 compared to $19.8 million in the fourth quarter of 2025, due to an 18 basis point decrease in the average yield earned on loans and leases to 6.46%, and a $7.1 million decrease in the average balance of loans and leases. Compared to the first quarter of 2025, interest income on loans and leases increased $337,000, or 1.8%, due to a $2.5 million increase in the average balance of loans and leases and a 10 basis point increase in the average yield earned, reflecting new loans originated at higher rates and variable-rate loans repricing in the higher interest rate environment.

Interest income on investment securities, excluding FHLB stock, decreased $5,000, or 0.3%, to $1.6 million during the quarter ended March 31, 2026, compared to the quarter ended December 31, 2025, and decreased $70,000, or 4.2%, from the comparable quarter in 2025. The decrease compared to the fourth quarter of 2025 was due to a three basis point decrease in the average yield earned, partially offset by a $1.3 million increase in the average balance of investment securities. The decrease compared to the first quarter of 2025 was primarily due to a $5.3 million decrease in the average balance of investment securities, as proceeds from maturing and sold investment securities were used to fund loan growth, and a six basis point decrease in the average yield earned on investment securities. Dividends on FHLB stock decreased $11,000, or 3.6%, to $291,000 during the quarter ended March 31, 2026 compared to the quarter ended December 31, 2025, due to a 32 basis point decrease in the average yield on FHLB stock, and decreased $20,000, or 6.4%, compared to the quarter ended March 31, 2025, due to a 58 basis point decrease in the average yield on FHLB stock.

Interest income on cash and cash equivalents decreased $63,000, or 26.0%, to $178,000 during the quarter ended March 31, 2026, compared to the quarter ended December 31, 2025, and increased $47,000, or 35.9%, compared to the quarter ended March 31, 2025. The decrease from the fourth quarter of 2025 was primarily due to a $5.2 million decrease in the average balance of cash and cash equivalents and a 29 basis point decrease in the average yield. Compared to the first quarter of 2025, the increase in interest income was due to a $6.7 million increase in the average balance of cash and cash equivalents, partially offset by a 29 basis point decrease in the average yield.

Interest expense decreased $630,000 or 6.1%, to $9.7 million for the quarter ended March 31, 2026, compared to the quarter ended December 31, 2025, and decreased $894,000, or 8.4%, compared to the quarter ended March 31, 2025.

Interest expense on deposits decreased $536,000, or 6.8%, to $7.3 million for the quarter ended March 31, 2026, compared to the previous quarter and decreased $546,000, or 7.0%, from the comparable quarter in 2025. The decrease from the previous quarter was primarily due to a $3.7 million decrease in the average balance of interest-bearing deposits, primarily savings and money market accounts, and a 20 basis point decrease in the average rate paid. The decrease from the comparable quarter in 2025 was due to a 28 basis point decrease in the average rate paid on interest-bearing deposits, partially offset by a $21.4 million increase in the average balance. The average rate paid on interest-bearing deposits was 2.89%, 3.09%, and 3.17% for the quarters ended March 31, 2026, December 31, 2025, and March 31, 2025, respectively.

Interest expense on FHLB borrowings decreased $94,000, or 3.7%, to $2.4 million for the first quarter of 2026 compared to the previous quarter, and decreased $348,000, or 12.6%, from the comparable quarter in 2025. The decrease from the previous quarter was primarily due to a seven basis point decrease in the average rate paid on FHLB borrowings, and a $4.9 million decrease in the average balance. The decrease from the comparable quarter in 2025 was primarily due to a $33.6 million decrease in the average balance and a two basis point decrease in the average rate paid on FHLB borrowings. The average balance of FHLB borrowings totaled $241.1 million during the quarter ended March 31, 2026, compared to $246.0 million and $274.7 million for the quarters ended December 31, 2025, and March 31, 2025, respectively. The average rate paid on FHLB borrowings was 4.01% for the quarter ended March 31, 2026, compared to 4.08% for the quarter ended December 31, 2025, and 4.03% for the first quarter of 2025.

Annualized net interest margin was 3.10% for the first quarter of 2026, compared to 3.11% for the fourth quarter of 2025 and 2.79% for the first quarter of 2025. The slight decline from the fourth quarter of 2025 reflects a decrease in average interest-earning assets, which more than offset improvements in both asset yields and funding costs. The improvement compared to the first quarter of 2025 was driven by higher asset yields, particularly on loans and leases, and lower funding costs. The Federal Open Market Committee maintained the target range at 3.50% to 3.75% through the first quarter of 2026 following rate reductions implemented in late 2025. The relatively stable rate environment during the quarter contributed to modest declines in the cost of interest-bearing deposits and borrowings, while yields on earning assets decreased to a similar extent.

A provision for credit losses of $693,000 was recorded in the first quarter of 2026, compared to $409,000 in the fourth quarter of 2025 and $731,000 in the first quarter of 2025. The increase in the provision from the prior quarter was primarily due to an increase in reserves placed on individually evaluated loans. Net charge-offs for the first quarter of 2026 were $347,000, compared to $369,000 in the fourth quarter of 2025 and $395,000 in the first quarter of 2025.

Noninterest income decreased $224,000, or 14.7%, to $1.3 million for the quarter ended March 31, 2026, compared to the quarter ended December 31, 2025, and increased $136,000, or 11.7%, from the comparable quarter in 2025. The decrease from the fourth quarter of 2025 primarily resulted from a decrease in loan and lease servicing fees of $175,000, or 65.2%, to $94,000 due to increased payoff fees on serviced loans received in the prior quarter. Card fee income also decreased $49,000, or 13.3%, to $317,000 for the quarter ended March 31, 2026, as compared to the prior quarter, reflecting lower transaction volume and usage resulting from seasonal fluctuations and contract income from our credit card provider recognized in the fourth quarter of 2025. Compared to the first quarter of 2025, the increase in noninterest income was largely attributable to higher net gains on loan and lease sales and other income. Net gains on loan and lease sales increased $78,000, or 82.0%, due to increased mortgage banking activity. Other income increased $32,000, or 8.8%, to $392,000 primarily as a result of increased wealth management income.

Total noninterest expense increased $166,000, or 1.9%, to $8.7 million for the three months ended March 31, 2026, compared to the fourth quarter of 2025, and increased $331,000, or 4.0%, compared to the same period in 2025. Data processing fees increased $185,000, or 18.4%, to $1.2 million for the quarter ended March 31, 2026, compared to the prior quarter, and increased $290,000, or 32.2%, compared to the same quarter of 2025, primarily due to one-time core processor fees of $188,000 related to new product implementations. Other expenses decreased $198,000, or 13.2%, in the first quarter of 2026 compared to the prior quarter and increased $213,000, or 19.5%, compared to the same quarter of 2025. The current quarter included $263,000 in check fraud losses related to a single customer and $150,000 in real estate taxes paid on a nonaccrual loan, while the fourth quarter ended December 31, 2025 included $467,000 in nonrecurring merger-related expenses. Legal and professional fees increased $138,000, or 43.0%, from the fourth quarter of 2025, primarily as a result of merger-related costs, and decreased $72,000, or 13.6%, from the first quarter of 2025. Salaries and employee benefits were essentially unchanged at $4.6 million for the quarter ended March 31, 2026, compared to the fourth quarter of 2025, and decreased $148,000 compared to the quarter ended March 31, 2025, reflecting reduced equity compensation expense.

Income tax expense decreased $138,000 during the three months ended March 31, 2026, compared to the quarter ended December 31, 2025, and increased $214,000 compared to the quarter ended March 31, 2025. The effective tax rate for the first quarter of 2026 was 16.8%, compared to 17.0% in the fourth quarter of 2025 and 15.0% in the first quarter a year ago.
Balance Sheet Summary

Total assets decreased $6.6 million, or 0.4%, to $1.5 billion at March 31, 2026, as compared to December 31, 2025. The decrease was primarily the result of a $6.8 million, or 2.7%, decrease in investment securities, to $247.9 million, and a $2.7 million, or 0.2%, decrease in loans and leases, net of allowance for credit losses, to $1.2 billion, partially offset by a $1.7 million, or 5.0%, increase in cash and cash equivalents to $34.8 million.

Investment securities decreased $6.8 million, or 2.7%, to $247.9 million at March 31, 2026, compared to $254.7 million at December 31, 2025. The decrease was primarily due to $4.4 million in maturities and principal repayments and a $3.1 million downward mark-to-market adjustment on the available-for-sale investment portfolio, partially offset by $955,000 in purchases of investment securities. The proceeds from maturities and principal repayments were redeployed to support loan growth, consistent with the Company’s strategy to prioritize higher-yielding assets in a moderating interest rate environment. While these portfolio shifts contributed to a decline in average balances and interest income from investment securities, they supported overall growth in net interest income and an improved net interest margin for the quarter.

The decrease in loans and leases was attributable to decreases in residential mortgage, direct financing leases, and consumer loans of $4.8 million, $2.8 million and $1.1 million, respectively. These decreases were partially offset by a $2.7 million increase in commercial and industrial loans, and a $2.6 million increase in construction and development loans.
Nonperforming loans and leases, consisting of nonaccrual loans and leases and accruing loans and leases 90 days or more past due, totaled $17.6 million, or 1.48% of total loans and leases, at March 31, 2026, compared to $17.4 million, or 1.46%, at December 31, 2025. While total nonperforming loans were relatively stable, the composition shifted during the quarter: nonaccrual loans and leases increased $2.7 million, or 20.5%, to $15.9 million at March 31, 2026, from $13.2 million at December 31, 2025, primarily due to one multi-family loan of $2.4 million, which was past due 90 days or more at December 31, 2025. This increase was largely offset by a $2.5 million decrease in accruing loans and leases past due 90 days or more, which totaled $1.7 million at March 31, 2026, down from $4.2 million at December 31, 2025, as those credits were either resolved or moved to nonaccrual status.
The allowance for credit losses on loans and leases increased $274,000, or 1.7%, to $16.7 million, or 1.41% of total loans and leases, at March 31, 2026, from $16.5 million, or 1.38% of total loans and leases, at December 31, 2025. The allowance for credit losses provided coverage of 95.0% of nonperforming loans and leases at March 31, 2026, compared to 94.6% at December 31, 2025. Net charge-offs during the first quarter of 2026 were $347,000, or an annualized 0.12% of average loans and leases, compared to $395,000 during the comparable quarter of 2025, reflecting continued low levels of realized credit losses.
Management regularly evaluates credit exposure across its loan portfolio and within its geographic markets. As of March 31, 2026, the Company’s credit risk assessment incorporated ongoing inflationary pressures, capital market volatility, and geopolitical risks. Portfolio stress testing and credit metric monitoring are conducted on an ongoing basis, and management believes the allowance for credit losses remains appropriate given the current composition of the loan and lease portfolio, the level of individually evaluated reserves, and the continued low level of net charge-offs.

Total deposits decreased $8.5 million, or 0.8%, to $1.1 billion at March 31, 2026, compared to December 31, 2025. The decrease in deposits from December 31, 2025 primarily was due to decreases in retail (non-brokered) time deposits of $13.9 million, and savings and money market accounts of $3.1 million, partially offset by an increase in interest-bearing demand deposits of $8.6 million. Brokered time deposits totaled $236.5 million, or 21.4% of total deposits, at March 31, 2026, compared to $235.9 million, or 21.2% of total deposits at December 31, 2025. Noninterest-bearing demand deposits totaled $99.4 million at March 31, 2026, compared to $100.1 million at December 31, 2025, and were 9.0% of total deposits at March 31, 2026.

Borrowings increased $4.0 million, or 1.6%, to $256.0 million at March 31, 2026, compared to $252.0 million at December 31, 2025, reflecting modest increases in FHLB advances. However, the average balance of FHLB borrowings decreased $4.9 million to $241.1 million during the first quarter of 2026 compared to the fourth quarter of 2025, as the Company continued to reduce its reliance on wholesale funding over the course of the quarter.

Stockholders’ equity totaled $144.9 million at March 31, 2026, a decrease of $871,000, or 0.6%, from December 31, 2025. The decrease in stockholders’ equity primarily was the result of a $2.5 million increase in accumulated other comprehensive loss as a result of a reduction in fair values in the Company’s available-for-sale investment portfolio, and the payment of $1.5 million in dividends to Company stockholders, partially offset by net income of $2.8 million
About Richmond Mutual Bancorporation, Inc.
Richmond Mutual Bancorporation, Inc., headquartered in Richmond, Indiana, is the holding company for First Bank Richmond, a community-oriented financial institution offering traditional financial and trust services within its local communities through its eight locations in Richmond, Centerville, Cambridge City, and Shelbyville, Indiana, and its six locations in Sidney, Piqua, Troy, and Columbus, Ohio.
FORWARD-LOOKING STATEMENTS:

This document and other filings by the Company with the Securities and Exchange Commission (the "SEC"), as well as press releases or other public or stockholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations, and business of the Company, (ii) statements about the Company's plans, objectives, expectations, and intentions and other statements that are not historical facts, and (iii) other statements identified by the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends," or similar expressions that are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current beliefs and expectations of the Company's management and are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond the Company's control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. When considering forward-looking statements, keep in mind these risks and uncertainties. Undue reliance should not be placed on any forward-looking statement, which speaks only as of the date made.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: adverse economic conditions in the Company’s local market areas or other markets where the Company has lending relationships; employment levels, labor shortages, and the effects of persistent inflation, recessionary pressures, or slowing economic growth; changes in interest rate levels and volatility, and the timing and pace of such changes, including actions by the Federal Reserve, which could adversely affect the Company’s revenues and expenses, the value of assets and obligations, and the availability and cost of capital and liquidity; the impact of inflation and monetary and fiscal policy responses thereto, and their impact on consumer and business behavior; the effects of a federal government shutdown, debt ceiling standoff, or other fiscal policy uncertainty; the impact of bank failures or adverse developments at other banks and related negative publicity about the banking industry in general on investor and depositor sentiment; legislative changes; changes in policies by regulatory agencies; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses on loans and leases; the Company’s ability to access cost-effective funding, including maintaining the confidence of depositors; fluctuations in real estate values and both residential and commercial real estate market conditions; competitive pressures among depository institutions, including repricing and competitors’ pricing initiatives, and their impact on the Company’s market position, loan, and deposit products; changes in management’s business strategies, including expectations regarding key growth initiatives and strategic priorities; the ability to adapt to rapid technological changes, including advancements in artificial intelligence, digital banking platforms, and cybersecurity; legislation or regulatory changes, including but not limited to shifts in capital requirements, banking regulation, tax laws, or consumer protection laws; vulnerabilities in information technology systems or third-party service providers, including disruptions, breaches, or attacks; geopolitical developments and international conflicts, including but not limited to tensions or instability in Eastern Europe, South America, the Middle East, and Asia, or the imposition of new or increased tariffs and trade restrictions, which may disrupt financial markets, global supply chains, commodity prices, or economic activity in specific industry sectors; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, domestic political unrest, and other external events on the Company’s business; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other reports filed with or furnished to the Securities and Exchange Commission that are available on our website at www.firstbankrichmond.com and on the SEC’s website at www.sec.gov.

Further, statements about the potential effects of the Company’s proposed merger with Farmers Bancorp on the Company’s business, financial results, and condition may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in the forward-looking statements due to factors and future developments which are uncertain, unpredictable and in many cases beyond the Company’s control, including the following: events, changes, or circumstances that could give rise to the right of either party to terminate the merger agreement; the possibility that the merger may not be completed on the anticipated terms, within the expected timeframe, or at all; failure to obtain required regulatory or shareholder approvals, or the imposition of conditions that could adversely affect the combined company or expected benefits; challenges in meeting expectations regarding the timing, completion, accounting, and tax treatment of the merger; the potential that anticipated cost savings, synergies, or revenue enhancements may not be realized or may take longer to achieve; higher-than-expected transaction costs or unexpected events; dilution from the issuance of additional Company shares in connection with the merger; potential litigation or other legal proceedings related to the merger; restrictions during pendency of the transaction that may limit business opportunities or strategic initiatives; the ability to successfully integrate operations, systems, personnel, and technologies post-merger; disruption to customer, employee, or vendor relationships, including key community relationships; diversion of management’s attention from ongoing operations and strategic initiatives; lower-than-expected revenues or profitability following the merger; changes in credit, capital markets, or economic, political, or regulatory conditions; and competition from banks and other financial service providers; as well as other factors detailed in the Company’s filings with the SEC.

The factors listed above could materially affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake, and expressly disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events except as required by law.

Financial Highlights (unaudited)

	Three Months Ended
SELECTED OPERATIONS DATA:	March 31, 2026	December 31, 2025	March 31, 2025
(In thousands, except for per share amounts)

Interest income	$21,162	$21,880	$20,868
Interest expense	9,716	10,346	10,610
Net interest income	11,446	11,534	10,258

Provision for credit losses	693	409	731
Net interest income after provision for credit losses	10,753	11,125	9,527
Noninterest income	1,298	1,522	1,162
Noninterest expense	8,704	8,537	8,373
Income before income tax expense	3,347	4,110	2,316
Income tax provision	562	701	348

Net income	$2,785	$3,409	$1,968

Shares outstanding	10,501	10,501	10,490
Average shares outstanding:
Basic	9,678	9,655	9,841
Diluted	9,860	9,834	10,084
Earnings per share:
Basic	$0.29	$0.35	$0.20
Diluted	$0.28	$0.35	$0.20

SELECTED FINANCIAL CONDITION DATA:	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
(In thousands, except for per share amounts)

Total assets	$1,519,216	$1,525,790	$1,525,565	$1,507,759	$1,522,792
Cash and cash equivalents	34,798	33,130	34,265	27,211	27,032
Interest-bearing time deposits	2,820	2,070	—	300	300
Investment securities	247,872	254,663	253,221	252,280	259,033
Loans and leases, net of allowance for credit losses	1,174,122	1,176,813	1,178,232	1,167,850	1,175,833
Loans held for sale	835	828	1,441	136	388
Premises and equipment, net	13,497	13,397	13,427	13,189	12,779
Federal Home Loan Bank stock	13,907	13,907	13,907	13,907	13,907
Other assets	31,365	30,982	31,072	32,886	33,520
Deposits	1,106,365	1,114,893	1,118,258	1,096,389	1,105,662
Borrowings	256,000	252,000	254,000	267,000	274,000
Total stockholder’s equity	144,910	145,781	140,035	132,322	130,932

Book value (GAAP)	$144,910	$145,781	$140,035	$132,322	$130,932
Tangible book value (non-GAAP)	144,910	145,781	140,035	132,322	130,932
Book value per share (GAAP)	13.80	13.88	13.43	12.74	12.48
Tangible book value per share (non-GAAP)	13.80	13.88	13.43	12.74	12.48

The following table summarizes information relating to the Company’s loan and lease portfolio at the dates indicated:

(In thousands)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025

Commercial mortgage	$414,875	$414,316	$420,680	$393,632	$387,516
Commercial and industrial	145,214	142,508	138,333	140,700	136,524
Construction and development	74,315	71,705	67,446	102,367	99,953
Multi-family	208,034	208,894	216,982	191,750	211,485
Residential mortgage	166,260	171,063	166,594	168,956	172,614
Home equity	21,398	20,147	18,816	19,449	18,115
Direct financing leases	142,979	145,806	146,413	147,193	146,067
Consumer	18,179	19,280	19,914	20,596	20,243

Total loans and leases	$1,191,254	$1,193,719	$1,195,178	$1,184,643	$1,192,517

The following table summarizes information relating to the Company’s deposits at the dates indicated:

(In thousands)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025

Noninterest-bearing demand	$99,400	$100,091	$110,815	$106,216	$103,353
Interest-bearing demand	152,469	143,863	145,705	147,318	142,203
Savings and money market	316,255	319,337	307,667	303,241	301,427
Non-brokered time deposits	301,725	315,655	305,821	300,143	293,892
Brokered time deposits	236,516	235,947	248,250	239,471	264,787

Total deposits	$1,106,365	$1,114,893	$1,118,258	$1,096,389	$1,105,662

Average Balances, Interest and Average Yields/Cost. The following table sets forth for the periods indicated, information regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resultant yields, interest rate spread, net interest margin (otherwise known as net yield on interest-earning assets), and the ratio of average interest-earning assets to average interest-bearing liabilities. Average balances have been calculated using daily balances. Non-accruing loans have been included in the table as loans carrying a zero yield. Loan fees are included in interest income on loans and are not material.

	Three Months Ended March 31,
	2026			2025
	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans and leases receivable	$1,183,134	$19,111	6.46%	$1,180,647	$18,774	6.36%
Securities	256,758	1,582	2.46%	262,089	1,652	2.52%
FHLB stock	13,907	291	8.37%	13,907	311	8.95%
Cash and cash equivalents and other	20,812	178	3.42%	14,121	131	3.71%
Total interest-earning assets	1,474,611	21,162	5.74%	1,470,764	20,868	5.68%
Non-earning assets	38,366			40,016
Total assets	1,512,977			1,510,780

Interest-bearing liabilities:
Savings and money market accounts	320,500	1,660	2.07%	304,482	1,723	2.26%
Interest-bearing checking accounts	146,683	397	1.08%	134,461	323	0.96%
Certificate accounts	543,612	5,241	3.86%	550,425	5,798	4.21%
Borrowings	241,089	2,418	4.01%	274,667	2,766	4.03%
Total interest-bearing liabilities	1,251,884	9,716	3.10%	1,264,035	10,610	3.36%
Noninterest-bearing demand deposits	98,362			99,236
Other liabilities	14,310			13,733
Stockholders’ equity	148,421			133,776
Total liabilities and stockholders’ equity	1,512,977			1,510,780

Net interest income		$11,446			$10,258
Net earning assets	$222,727			$206,729

Net interest rate spread(1)			2.64%			2.32%
Net interest margin(2)			3.10%			2.79%
Average interest-earning assets to average interest-bearing liabilities	117.79%			116.35%
________________________________________________
(1)Net interest rate spread represents the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest bearing liabilities.
(2)Net interest margin represents net interest income divided by average total interest-earning assets.

	At and for the Three Months Ended
Selected Financial Ratios and Other Data:	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Performance ratios:
Return on average assets(1)	0.74%	0.89%	0.95%	0.69%	0.52%
Return on average equity(1)	7.51%	9.55%	10.78%	7.99%	5.89%
Yield on interest-earning assets	5.74%	5.89%	5.93%	5.82%	5.68%
Rate paid on interest-bearing liabilities	3.10%	3.28%	3.35%	3.37%	3.36%
Average interest rate spread	2.64%	2.61%	2.58%	2.45%	2.32%
Net interest margin(1)(2)	3.10%	3.11%	3.07%	2.93%	2.79%
Operating expense to average total assets(1)	2.30%	2.24%	2.14%	2.15%	2.22%
Efficiency ratio(3)	68.29%	65.39%	64.18%	68.50%	73.31%
Average interest-earning assets to average interest-bearing liabilities	117.79%	117.86%	117.25%	116.72%	116.35%
Asset quality ratios:
Non-performing assets to total assets(4)	1.16%	1.14%	0.71%	0.54%	0.46%
Non-performing loans and leases to total gross loans and leases(5)	1.48%	1.46%	0.90%	0.68%	0.59%
Allowance for credit losses to non-performing loans and leases(5)	95.02%	94.64%	151.64%	201.14%	229.90%
Allowance for credit losses to total loans and leases	1.41%	1.38%	1.37%	1.37%	1.35%
Net charge-offs to average outstanding loans and leases during the period(1)	0.12%	0.12%	0.11%	0.21%	0.13%
Capital ratios:
Equity to total assets at end of period	9.54%	9.55%	9.18%	8.78%	8.60%
Average equity to average assets	9.81%	9.36%	8.84%	8.64%	8.85%
Common equity tier 1 capital (to risk weighted assets)(6)	13.37%	13.38%	13.11%	12.99%	12.79%
Tier 1 leverage (core) capital (to adjusted tangible assets)(6)	11.10%	10.95%	10.85%	10.75%	10.68%
Tier 1 risk-based capital (to risk weighted assets)(6)	13.37%	13.38%	13.11%	12.99%	12.79%
Total risk-based capital (to risk weighted assets)(6)	14.62%	14.64%	14.36%	14.24%	14.04%
Other data:
Number of full-service offices	13	13	12	12	12
Full-time equivalent employees	173	180	179	176	171
(1)Annualized
(2)Net interest income divided by average interest-earning assets.
(3)Total noninterest expenses as a percentage of net interest income and total noninterest income.
(4)Non-performing assets consist of nonaccrual loans and leases, accruing loans and leases more than 90 days past due and foreclosed assets.
(5)Non-performing loans and leases consist of nonaccrual loans and leases and accruing loans and leases more than 90 days past due.
(6)Capital ratios are for First Bank Richmond.

Additional Information About the Merger and Where to Find It

This press release does not constitute an offer to sell or the solicitation of an offer to buy or exchange any securities or a solicitation of any vote or approval with respect to the proposed transaction.

In connection with the proposed merger, a registration statement on Form S-4 was filed with the SEC and declared effective on April 3, 2026. The joint proxy statement of the Company and Farmers Bancorp and prospectus of the Company included therein has been mailed to shareholders of the Company and Farmers Bancorp in connection with their votes on the merger of Farmers Bancorp with and into the Company and the issuance of Company common stock in the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND JOINT PROXY STATEMENT/PROSPECTUS (AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE INTO THE JOINT PROXY STATEMENT/PROSPECTUS) BECAUSE SUCH DOCUMENTS CONTAIN IMPORTANT INFORMATION REGARDING THE PROPOSED MERGER AND RELATED MATTERS.

Investors and security holders may obtain free copies of the registration statement on Form S-4 and the related joint proxy statement/prospectus, as well as other documents filed with the SEC by the Company, through the website maintained by the SEC at www.sec.gov. These documents can also be obtained free of charge by accessing the Company’s website at www.firstbankrichmond.com under the tab “Investor Relations” and then under “SEC Filings.” Alternatively, these documents can be obtained free of charge by writing Richmond Mutual at 31 North 9th Street, Richmond, Indiana 47374, Attn: Bradley Glover or by calling (765) 962-2581.

Participants in the Solicitation

The Company, Farmers Bancorp and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of the Company and Farmers Bancorp in connection with the proposed transaction. Information about the Company’s and Farmers Bancorp’s directors, executive officers, and other participants in the solicitation and their interests in the proposed transaction is included in the joint proxy statement/prospectus regarding the proposed transaction, which was filed with the SEC as a prospectus pursuant to Rule 424(b)(3) on April 15, 2026. Free copies of this document may be obtained as described above.

Contacts
Richmond Mutual Bancorporation, Inc.
Garry D. Kleer, Chairman, President, and Chief Executive Officer
Bradley M. Glover, SVP/Chief Financial Officer
(765) 962-2581